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Exhibit 10.41

NEUSTAR, INC.

2005 KEY EMPLOYEE SEVERANCE PAY PLAN

INTRODUCTION

        NeuStar, Inc. (the "Company") believes that the best interests of the Company and its shareholders will be served if certain Key Employees of the Company are entitled to the payment of a severance benefit if they should be involuntarily terminated from employment with the Company without Cause. Accordingly, the Company hereby establishes this "NeuStar, Inc. 2005 Key Employee Severance Pay Plan" (the "Plan") for the benefit of such Key Employees.

I. PURPOSE

        1.1.    General Purpose.    The purpose of the Plan is to enable the Company to offer a form of protection to eligible Key Employees and to assist them in replacing the loss of income caused by an involuntary termination of employment without Cause, a reduction in force, job elimination, acceptance of a Company-initiated voluntary layoff program or closure, discontinuance of operations, sale of assets or other corporate event, provided that the employee is not offered employment with the successor.

        1.2.    ERISA Coverage.    The Plan is unfunded and is maintained primarily for the purpose of providing severance benefits to a "select group of management or highly compensated employees" within the meaning of ERISA, and is not intended to be covered by Parts 2 through 4 of Subtitle B of Title I of ERISA.

II. DEFINITIONS

        2.1.    "Cause"    means with respect to a Key Employee's termination of employment, the following: (a) in the case where there is an employment agreement, change in control agreement or similar agreement in effect between the Company or an affiliate and the Key Employee at the time of termination that defines "cause" (or words or a concept of like import), "cause" as defined under such agreement; provided, however, that with regard to any agreement under which the definition of "cause" applies only on occurrence of a change in control, such definition of "cause" shall not apply until a change in control actually takes place and then only with regard to a termination in the period covered thereby; or (b) if such an agreement does not exist or "cause" is not defined in any such agreement, termination due to the Key Employee's (i) insubordination, (ii) dishonesty, (iii) fraud, (iv) moral turpitude, (v) willful misconduct, (vi) refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity, or (vii) materially unsatisfactory performance of his or her duties for the Company or an affiliate, in each case as determined by the Committee in its sole discretion.

        2.2.    "Code"    shall mean the Internal Revenue Code of 1986, as amended.

        2.3.    "Committee"    shall mean the Compensation Committee of the Company, or, if no such Committee shall have been appointed, the Company's Board of Directors.

        2.4.    "Company"    shall mean NeuStar, Inc., a Delaware corporation, any successor as provided in Section 7.1 hereof and any company that has adopted the Plan with the consent of the Committee as provided in Section 7.2 hereof.

        2.5.    "Effective Date"    of the Plan shall mean May 20, 2005. The Plan supersedes in its entirety the NeuStar Corporation Key Employee Severance Pay Plan, which was effective as of November 30, 1999 and terminated on the Effective Date.

        2.6.    "Good Reason"    means, with respect to a Key Employee's termination of employment, the following: (a) if there is an employment agreement, change in control agreement or similar agreement in effect between the Company or an affiliate and the Key Employee at the time of the termination that defines "good reason" (or words or a concept of like import), a termination due to good reason (or words or a concept of like import) as defined therein; provided, however, that with regard to any agreement under which the definition of "good reason" applies only on occurrence of a change in control, such definition of "good reason" shall not apply until a change in control actually takes place and then only with regard to a termination in the period covered thereby; or (b) if such an agreement does not exist or if "good reason" is not defined in any such agreement, any of the following events or conditions (without the Key Employee's prior written consent) and the failure of the Company to cure such event or condition within thirty (30) days after receipt of written notice from the Key Employee, provided that the Key Employee serves notice of such event and intended termination within sixty (60) days of its occurrence: (i) a substantial diminution in the Key Employee's status, title, position, authority, duties or responsibilities, except in connection with the Key Employee's termination of service with the Company for Cause, disability, death or by the Employee other than for Good Reason or temporarily as a result of the Key Employee's incapacity or other absence; (ii) a reduction in the Key Employee's annual base salary other than in connection with a reduction for all senior management; or (iii) a requirement that the Key Employee be based at any office location that is more than fifty (50) miles from both (x) the Key Employee's then existing office location and (y) his or her then house.

        2.7.    "Key Employee"    shall mean any person that the Committee designates from time to time as a Key Employee who is eligible for the payment of a Severance Benefit in accordance with the terms of the Plan. Each Key Employee shall be notified of his or her eligibility for a Severance Benefit under the Plan and the Committee shall retain a current list of all Key Employees. Each Key Employee shall be provided with a copy of the Plan.

        2.8.    "ERISA"    shall mean the Employee Retirement Income Security Act of 1974, as amended.

        2.9.    "Plan"    shall mean the NeuStar, Inc. 2005 Key Employee Severance Pay Plan.

        2.10.    "Salary"    shall mean a Key Employee's regular annual base salary from the Company based on the rate of pay in effect on the Termination Date, exclusive of overtime, bonuses, awards, imputed income and all other incentive compensation, supplemental compensation, and extraordinary payments.

        2.11.    "Severance Benefit"    shall mean the benefit paid to a Key Employee by the Company in accordance with Section 3.3 hereof.

        2.12.    "Termination Date"    shall mean the last official work day through which the Key Employee is scheduled to be employed by the Company and specifically excludes any period for which a Severance Benefit is paid.

III. BENEFITS

        3.1.    Eligibility for Benefits.    Except as otherwise provided in Section 3.2 hereof and subject to the Key Employee's obligations under Article V, a Key Employee shall be eligible for Severance Benefit if he or she is terminated from employment with the Company for any of the following reasons, after written notice of termination:

          (a)    Permanent reduction in force;

          (b)    Job elimination;

          (c)    Acceptance of a Company-initiated layoff program;

          (d)    Closure, discontinuance of operations, sale of assets or other corporate event, provided the Key Employee is not offered comparable employment with the Company's successor or an affiliate thereof; or

          (e)    An involuntary termination of employment from the Company without Cause or a termination of employment from the Company by the Key Employee for Good Reason.

        3.2.    Loss of Eligibility.    A Key Employee will not be eligible for a Severance Benefit if such Key Employee:

          (a)    Voluntarily resigns, unless such termination is for Good Reason or pursuant to the terms of a Company-initiated layoff program that affirmatively solicits such Key Employee's resignation;

          (b)    Ceases to be a Key Employee as a result of disability, normal retirement or death;

          (c)    Ceases to be a Key Employee as a result of discharge for Cause;

          (d)    Has a separation from employment resulting from the Company's sale of the Company's stock or assets or sale or subcontracting of operations or any other arrangement or corporate reorganization whereby control of the Company, a parent, subsidiary or a business unit of either is transferred to another person or group, and the Key Employee has been offered comparable employment, whether or not the offer is accepted;

          (e)    Violates a provision of Article V of the Plan, as determined by the Committee in its sole discretion; or

          (f)    Is entitled, pursuant to an individual written employment agreement or any other agreement providing cash benefits, to cash severance in an amount in excess of the Severance Benefit upon the Key Employee's termination of employment.

        3.3.    Amount of Benefits.    Provided a Key Employee timely signs a release of all claims that such Key Employee may have against the Company and an acknowledgment of his or her obligations under the Plan, substantially in the form annexed hereto as Exhibit A (a "Release") or such other similar form as may be provided by the Company, the Key Employee will be entitled to the Severance Benefit equal to one (1) year's Salary (or, if the Key Employee has resigned for Good Reason due to a reduction in annual base salary, the annual base salary as in effect prior to such reduction). The benefits provided under this Section 3.3 are the maximum benefits that the Company will pay under the Plan as a result of a termination of employment or for failure to provide sufficient notice of termination, taking into account any benefits required to be paid under applicable law or any other plan, program or arrangement of the Company. To the extent that a federal, state or local law requires the Company to make a payment to an Employee because of failure to provide sufficient notice of termination or to the extent that any other plan, program or arrangement of the Company entitles the Key Employee to the payment of other severance benefits, the amount of the benefit due under the Plan shall be reduced dollar-for-dollar (but not below zero) by the benefits required to be paid under such law, plan, program or arrangement. No legal obligation is created by the Plan document to pay benefits greater than the benefit determined in accordance with the preceding sentence. Notwithstanding the foregoing, the Committee may, in its sole discretion, cause the Company to continue to pay the Severance Benefit at the same rate for an additional one (1) year as consideration for a one-year extension, at the Company's option, of the obligations and restrictions of Section 5.1.

        3.4.    Payment of Benefits.

          (a)    At the sole discretion of the Committee, a Severance Benefit may be paid to the Key Employee in a lump sum, in installments without interest, or in such other manner as determined by the Committee, subject to Section 3.7.

          (b)    Payment of a Severance Benefit shall be conditional upon (i) the Key Employee's having no outstanding amounts due to the Company, including but not limited to amounts owing on the Key Employee's Company charge account, (ii) the Key Employee's execution of a Release and the expiration of the seven (7) day right of revocation with respect to the Release, in the form annexed hereto as Exhibit B and (iii) the Key Employee's satisfactory compliance following his or her Termination Date with the requirements and obligations of Article V.

        3.5.    Continuation of Benefits in the Event of Death.    In the event a Key Employee dies prior to receipt of his or her entire Severance Benefit, the remaining portion of such Severance Benefit shall be paid to the Key Employee's spouse, or, if the Key Employee is not married on the date of death, to the Key Employee's estate, subject to satisfaction of all conditions that would had to have been satisfied to receive such benefit had the Key Employee survived.

        3.6.    No Duty to Mitigate/Right to Set-off.    No Key Employee entitled to receive a Severance Benefit hereunder shall be required to seek other employment or to reduce any amounts payable to him or her pursuant to the Plan. Further, subject to Article V, the amount of the Severance Benefit payable hereunder shall not be reduced by any compensation earned by the Key Employee as a result of employment by another employer or otherwise. However, the Company's obligations to make payment of a Severance Benefit and otherwise to perform its obligations hereunder shall be reduced by any amount owed by the Key Employee to the Company.

        3.7.    Section 409A.    The Plan is intended to comply with Section 409A of the Code and the Committee in its sole discretion may take such measures as it deems advisable to so comply, including by modifying the terms of the Plan without formal amendment. Notwithstanding the foregoing, no assurances are made to Key Employees regarding the tax treatment of the Severance Benefit.

IV. ADMINISTRATION OF THE PLAN

        4.1.    Plan Administrator.    The Committee shall have responsibility for the operation and administration of the Plan. The Committee shall have full and final authority to make all decisions regarding eligibility for benefits, and to interpret and administer the Plan in accordance with its provisions.

        4.2.    Administrative Actions.    All decisions of the Committee on any question concerning the selection of Key Employees and the interpretation or administration of the Plan shall be final, conclusive and binding upon all parties.

        4.3.    Retention of Professional Assistance.    The Committee may employ such legal counsel, accountants and other persons as it deems advisable in carrying out its work in connection with the Plan.

        4.4.    Accounts and Records.    The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

        4.5.    Liability.    No member of the Committee and no officer, director or employee of the Company shall be liable for any action or inaction with respect to his or her functions under the Plan unless such action or inaction is adjudged to be due to gross negligence, willful misconduct or fraud.

        4.6.    Indemnification.    The Company shall indemnify, to the fullest extent permitted by law, its officers, any employees involved in carrying out the functions under the Plan, and each member of the Committee, against any expenses, including amounts paid in settlement of a liability, that are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Plan, except with regard to matters as to which he or she shall be adjudged in such action to be liable for gross negligence, willful misconduct or fraud in the performance of his or her duties.

V. DETRIMENTAL ACTIVITIES

        5.1.    No Competing Employment.    Each Key Employee acknowledges that he or she is employed by the Company in a capacity that creates a relationship of confidence and trust between the Key Employee and the Company. During the term of the Key Employee's employment with the Company, the Key Employee will obtain confidential information (within the meaning of Section 5.2) with regard to the Company and its affiliates (collectively, the "Company Group") and their clients, customers and vendors and will be introduced to and create relationships with customers, joint venturers, suppliers and other persons with which the Company Group does business. Because the Company Group will suffer substantial damage if a Key Employee uses or discloses Confidential Information or otherwise violates a provision of this Article V, and as consideration for the Key Employee's eligibility to receive the Severance Benefit on a qualifying termination, the Key Employees are obligated to abide by the prohibitions and the restrictions set forth in this Article V. Therefore, by accepting the Severance Benefit, each Key Employee shall be deemed to acknowledge that, for the period commencing on the date of his or her Termination Date and ending on the first anniversary of the Termination Date (or the second anniversary of the Termination Date if the Committee has exercised its discretion to extend the Severance Benefit for an additional year as provided in Section 3.3) (such period, including any extension, is hereinafter referred to as the "Restricted Period"), with respect to any state or country in which the Company is engaged in business during the Key Employee's employment term, the Key Employee shall not participate or engage, directly or indirectly, for himself or herself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business competitive with a business undertaken by the Company Group or by the Key Employee at any time during the Key Employee's employment term.

        5.2.    Nondisclosure of Confidential Information.    By accepting the Severance Benefit, each Key Employee shall be further deemed to agree not to disclose to any person or entity or use, at any time, any information not in the public domain or generally known in the industry (except as may be required by law or legal process), in any form, acquired by the Key Employee while employed by the Company or any predecessor to the Company's business or, if acquired following the employment term, such information which, to the Key Employee's knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company Group (or to which the Company Group owes a duty of confidentiality), including but not limited to, information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company's products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company Group. All of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon termination of his or her employment with the Company, the Key Employee shall return to the Company the originals and all copies of any such information provided to or acquired by the Key Employee in connection with the performance of his or her duties for the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Key Employee during the course of his or her employment.

        5.3.    No Interference.    During the Restricted Period, a Key Employee shall not, whether for his or her own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), engage in Solicitation. "Solicitation" means any of the following, or an attempt to do any of the following: (i) recruiting, soliciting or inducing any nonclerical employee or consultant of the Company Group (including, but not limited to, any independent sales representatives or organizations) to terminate his or her employment with, or otherwise cease or reduce his or her relationship with, the Company Group; (ii) hiring or assisting another person or entity to hire any nonclerical employee or consultant of the Company Group or any person who within 12 months before was such a person; or (iii) soliciting or inducing any person or entity (including any person who within the preceding 12 months was a customer or client of the Company Group) to terminate, suspend, reduce, or diminish in any way its relationship with or prospective relationship with the Company Group The placement of any general classified or "help wanted" advertisements and/or general solicitations to the public at large shall not constitute a violation of this Section 5.3 unless the Key Employee's name is contained in such advertisements or solicitations.

        5.4.    No Disparagement.    During the Restricted Period, a Key Employee shall not, directly or indirectly, issue or communicate any public statement (or statement likely to become public) that disparages, denigrates, maligns or impugns the Company, its affiliates, or their respective officers, directors, employees, products or services. The foregoing shall not be violated by truthful responses to legal process or governmental inquiry or by a Key Employee in carrying out his or her duties while employed by the Company. No officer, director or employee of the Company shall be a third party beneficiary of these provisions.

        5.5.    Forfeiture and Repayment.    Acceptance of the Severance Benefit by a Key Employee indicates his or her acknowledgement of the binding nature of the obligations under this Article V and the Key Employee's assent thereto. In the event that a Key Employee violates any provision of Section 5.1, 5.2, 5.3 or 5.4 (as determined by the Committee in its sole discretion) or otherwise violates any other written policy of the Company regarding detrimental activities, including as set forth in any equity plan of the Company, the Key Employee shall forfeit any right to receive or retain the Severance Benefit and shall be liable to the Company for repayment of the full amount of the Severance Benefit (to the extent previously paid) within 10 days of a written demand therefor by the Company.

        5.6.    Enforcement; Non-Exclusivity.    If any restriction with regard to this Article V is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities and/or geographic area to which it may be enforceable. The rights and remedies of the Company Group that are provided in this agreement are in addition to any other rights and remedies that the Company Group may otherwise have, including without limitation any rights the Company may have with respect to any equity-based or other incentive compensation award granted to a Key Employee.

VI. AMENDMENT AND TERMINATION

        6.1.    Amendment and Termination.    The Company reserves the right, in its sole and absolute discretion, to amend or terminate, in whole or in part, after 90 days' notice to the Key Employees, any or all of the provisions of the Plan by action of its Board of Directors at any time, provided that any amendment or any Plan termination after the Effective Date shall not adversely affect the Severance Benefit to which any Key Employee is entitled on such Key Employee's Termination Date if such date occurred prior to the date of the amendment or termination of the Plan. Any such Plan amendment or any Plan termination shall be by written instrument adopted by the Board of Directors and executed by a duly authorized member of the Committee.

VII. PARTICIPATING EMPLOYERS AND SUCCESSORS

        7.1.    Successors.    The Company may require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company," as used in the Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets.

        7.2.    Participating Employers.    Upon consent of the Committee, any affiliate of the Company may adopt the Plan on behalf of its Key Employees by action of its board of directors or such other governing authority, in which case reference to employment by the Company shall be deemed to refer to employment by the affiliate, as appropriate.

VIII. MISCELLANEOUS

        8.1.    Rights to Terminate.    Nothing herein contained shall be held or construed to create any liability or obligation upon the Company to retain any employee in its service or to create any limitation on the Company's right to discharge any employee for any reason. All employees shall remain subject to discharge at any time for any reason and (i) Key Employees whose employment is terminated for Cause, (ii) Key Employees whose employment terminates in accordance with Section 3.2 hereof and (iii) Key Employees who fail to satisfy the obligations of Article V, shall not be entitled to benefits under the Plan.

        8.2.    Headings.    The headings of the Plan are inserted for convenience of reference only and shall have no effect upon the meaning of the provisions hereof.

        8.3.    Use of Words.    Whenever used in this instrument, a masculine pronoun shall be deemed to include the masculine and feminine gender, and a singular word shall be deemed to include the singular and plural, in all cases where the context so requires.

        8.4.    Controlling Law.    To the extent not governed by ERISA, the Plan shall be governed by the laws of the State of Delaware (without reference to rules relating to conflicts of law).

        8.5.    Withholding.    The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it reasonably believes it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Key Employee upon such terms and conditions as the Committee may prescribe.

        8.6.    Benefits Payable from General Assets.    Benefits payable hereunder shall be paid exclusively from the general assets of the Company, to the extent available, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust account, insurance contracts or other asset of the Company which may be looked to for such payment.

        8.7.    Severability.    Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the enforceability of the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be substituted so that the Plan may continue to function properly while giving the greatest effect permitted to the intent of the Plan as written.

        8.8.    Assignment and Alienation.    The benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

        8.9.    Release.    No Severance Benefit will be due or be paid or made available hereunder (a) unless each Key Employee first executes a Release, and (b) any right of revocation described in such Release has expired.

IX. CLAIMS PROCEDURE

        9.1.    Labor Regulations.    The claims procedures set forth in this Article IX are intended to comply with U.S. Department of Labor Regulation § 2560.503-1 and should be construed in accordance with such regulation. In no event shall this Article IX be interpreted as expanding the rights of Claimants (as defined in Section 9.2) beyond what is required by U.S. Dept. of Labor § 2560.503-1, and this Article IX shall not apply to the extent not required thereunder or otherwise under applicable law.

        9.2.    Written Claims.    Any claim by a Key Employee or beneficiary ("Claimant") with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Committee. The Committee shall provide the Claimant with the necessary forms and make all determinations as to the right of any person to a disputed benefit. If a Claimant is denied benefits under the Plan, the Committee or its designee shall notify the Claimant in writing of the denial of the claim within 90 days (such period may be extended to 180 days) after the Plan receives the claim, provided that in the event of special circumstances such period may be extended.

        9.3.    Extensions.    If the initial 90 day period is extended, the Committee or its designee shall, within 90 days of receipt of the claim, notify the Claimant in writing of such extension. The written notice of extension will indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant's failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Plan's request for information or (ii) expiration of the 45 day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

        9.4.    Notice Requirements.    If the claim is wholly or partially denied, the notice to the Claimant shall set forth (collectively, the "Notice Requirements"):

          (a)    the specific reason or reasons for the denial;

          (b)    specific reference to pertinent Plan provisions upon which the denial is based;

          (c)    a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

          (d)    appropriate information as to the steps to be taken and the applicable time limits if the Claimant wishes to submit the adverse determination for review; and

          (e)    a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

        9.5.    Review of Denial.    If the claim has been denied, the Claimant may submit the claim for review. Any request for review of a claim must be made in writing to the Committee no later than 60 days after the Claimant receives notification of denial or, if no notification was provided, the date the claim is deemed denied. The claim will then be reviewed by the Committee. The Claimant or his duly authorized representative may:

          (a)    upon request and free of charge, be provided with access to, and copies of, relevant documents, records, and other information relevant to the Claimant's claim; and

          (b)    submit written comments, documents, records, and other information relating to the claim. The review of the claim determination shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

        9.6.    Committee Decision.    The decision of the Committee shall be made within 60 days (such period may be extended to 120 days) after receipt of the Claimant's request for review, unless special circumstances require an extension.

        9.7.    Notice of Extension.    If the initial 60-day period is extended, the Committee or its designee shall, within 60 days of receipt of the claim, notify the Claimant in writing of such extension. The written notice of extension will indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant's failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Plan's request for information or (ii) expiration of the 45-day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

        9.8.    Special Circumstances.    If an extension of time is required, the Claimant shall be notified in writing of such extension. The written notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant's failure to submit information necessary to decide the claim on review, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Plan's request for information or (ii) expiration of the 45-day period commencing on the date that the Claimant is notified that the requested additional information must be provided. In any event, a decision shall be rendered not later than 120 days after receipt of the request for review. If notice of the decision upon review is not furnished within the required time period described herein, the claim on review shall be deemed denied as of the last day of such period.

        9.9.    Access to Information.    The Committee's decision on the Claimant's claim for review will be communicated to the Claimant in writing. If the claim on review is denied, the notice to the Claimant shall provide a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and shall also set forth the Notice Requirements (other than Section 9.4(d) thereof)).

        9.10.    Exhaustion of Remedies.    A Claimant must exhaust all administrative remedies under this Article IX prior to commencing any action in Federal court.

        IN WITNESS WHEREOF, the Company has caused the Plan to be executed this 20th day of May 2005.

NEUSTAR, INC.
By:	/s/ JEFFREY GANEK Name: Jeffrey E. Ganek Title: Chief Executive Officer

EXHIBIT A

RELEASE OF ALL CLAIMS AND ACKNOWLEDGMENT OF OBLIGATIONS

        This Release of All Claims and Acknowledgment of Obligations (this "Release") is entered into by and between                        , on behalf of the persons and entities referred to in the definition of "Employee" as it appears in Section (3) below, and NeuStar, Inc., on behalf of the persons and entities referred to in the definition of "Released Parties," as it appears in Section (3) below. This Release shall be effective as of                        .

        In consideration of the mutual promises set forth in the NeuStar, Inc. 2005 Key Employee Severance Pay Plan, which Plan is incorporated herein by reference and made a part hereof as though fully set forth herein (the "Plan"), as well as any promises set forth in this Release, Employee and the Company agree as follows:

(1)
Severance Pay Plan Entitlements

  The Company will provide Employee the post-termination severance benefit to which Employee is entitled under the Plan as provided therein.

(2)
Return of Property

  All Company files, documents, software, access keys, desk keys, ID badges and credit cards, electronic, wireless and computer devices and any other property of the Company in Employee's possession must be returned as soon as practicable but in no event later than the date this Release is duly executed and returned to the Company.

(3)
Release and Waiver of Claims

  In consideration of the post-termination severance benefit described in Section 1 above, Employee, on behalf of himself or herself, and Employee's family, heirs, executors, administrators, legal representatives, beneficiaries and assigns (collectively referred to in this Release as "Employee") hereby unconditionally and forever releases and discharges the Company, its affiliates, and their respective past and present officers, directors, shareholders, partners, members, managers, attorneys, representatives, agents and employees, and each of their respective predecessors, successors and assigns (collectively, the "Released Parties"), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, that Employee had, now has, or may hereafter claim to have against the Released Parties from the beginning of time to the date Employee signs this Agreement. This release specifically extends to, without limitation, claims or causes of action for sexual harassment, wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, discrimination, harassment, disability, loss of future earnings, and claims under any state constitution, the United States Constitution, and applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the National Labor Relations Act, as amended, the Labor-Management Relations Act, as amended, the Worker Retraining and Notification Act of 1988, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, and, as further described in Section 4 below, the Age Discrimination in Employment Act of 1967, as amended.

  For the purpose of implementing a full and complete release, Employee understands and agrees that this Agreement is intended to include all claims, if any, which Employee may have and which Employee does not now know or suspect to exist in Employee's favor against the Released Parties, and this Agreement extinguishes those claims (including, without limitation, claims for wrongful discharge, fraud, or misrepresentation under any statute, rule, regulation, alleged or implied contract, or under the common law).

  EMPLOYEE AGREES AND UNDERSTANDS AND KNOWINGLY AGREES TO THIS RELEASE BECAUSE IT IS EMPLOYEE'S INTENT IN EXECUTING THIS RELEASE TO FOREVER DISCHARGE THE COMPANY FROM ANY AND ALL CAUSES OF ACTION, FORESEEN OR UNFORESEEN THAT MAY HAVE EXISTED ON OR PRIOR TO EMPLOYEE'S DATE OF TERMINATION, EXCEPT FOR (I) THE OBLIGATIONS OF THE COMPANY SET FORTH IN THE SEVERANCE PLAN AND (II) THE OBLIGATIONS OF THE COMPANY UNDER THE COMPANY'S EMPLOYEE BENEFIT PLANS WITH REGARD TO VESTED BENEFITS (OTHER THAN SEVERANCE) DUE TO EMPLOYEE, IF ANY (ANY SUCH BENEFIT, AN "OTHER VESTED BENEFIT").

(4)
Release and Waiver of Claims Under the Age Discrimination in Employment Act [For Employees Age 40 and Over]

  Employee acknowledges that the Company encouraged Employee to consult with an attorney of Employee's choosing, and through this Release encourages Employee to consult with Employee's attorney with respect to possible claims under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), as well as under the other federal, state and local laws within the scope of Section 3 above, and that Employee acknowledges that Employee understands that the ADEA is a federal statute that prohibits discrimination, on the basis of age, in employment, benefits, and benefit plans. Employee wishes to waive any and all claims under ADEA, as well as under all other federal, state and local laws within the scope of Section 3 above, that Employee may have, as of the date of termination, against the Company and hereby waives such claims. Employee further understands that by signing this Release Employee is in fact waiving, releasing and forever giving up any claim under ADEA, as well as all other federal, state and local laws within the scope of Section 3 above, that may have existed on or prior to the date of employment termination. Employee acknowledges that the Company has informed Employee that Employee has twenty-one (21) days1 in which to sign the waiver and Employee may hereby knowingly and voluntarily waive said twenty-one (21) day period at any time before the end of said twenty-one (21) day period. Employee also understands that Employee has seven (7) days following the date on which Employee executes the Release within which to revoke it by providing a written notice of Employee's revocation of the Release to the Company.

(5)
Proceedings

  Employee has not filed, and, to the extent permitted by applicable law, agrees not to initiate or cause to be initiated on Employee's behalf, any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body relating to Employee's employment or the termination of Employee's employment (other than with respect to a claim for the severance benefit described in Section 1 or an Other Vested Benefit) (each individually, a "Proceeding"), and agrees not to voluntarily participate in any Proceeding. Employee waives any right Employee may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

1
This period shall be 45 days if required by applicable law based on the circumstances of the employment termination.

(6)
Remedies

  In the event Employee initiates or voluntarily participates in any Proceeding, or if Employee fails to abide by any of the terms of this Release or any covenants or conditions relating to the payment of a severance benefit under the Plan, [or if Employee revokes the Release within the seven-day period provided under section 4,]2 the Company may, in addition to any other remedies it may have, reclaim any amounts paid to Employee under the benefit provisions of the Plan or terminate any benefits that are subsequently due under the Plan, without waiving the Release granted herein. Employee acknowledges and agrees that the remedy at law available to the Company for breach of any of Employee's obligations under Sections 3, 4, and 5 of this Release would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Employee acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Release, upon adequate proof of Employee's violation of any such provision of this Release, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

  Employee understands that by entering into this Release Employee will be limiting the availability of certain remedies that Employee may have against the Company and limiting also Employee's ability to pursue certain claims against the Company.

(7)
Severability Clause

  In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

(8)
Non-Admission

  Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

(9)
Governing Law

  This Release shall be governed by and construed in accordance with federal law and the laws of the State of Delaware, applicable to releases made and to be performed in that State, and the parties agree to appear in any federal or State action upon service of process by certified mail, return receipt requested, at the following addresses:

To Company:	NeuStar, Inc. Corporate Headquarters 46000 Center Oak Plaza Sterling, VA 20166 Attention: [Name or Title] and
To Employee:

(10)
Acknowledgment of Obligations

  Employee acknowledges that he or she is bound by the terms and conditions of the Plan, including, without limitation, the obligations set forth under Article V thereof. Employee further acknowledges that he or she has complied in all material respects with such obligations, and that he or she intends to continue to so comply for the duration of the applicable periods set forth in such Article V. In addition, Employee specifically acknowledges that he or she has previously returned to the Company all items required to be so returned pursuant to Section 5.2 of the Plan.

2
For employees age 40 and over only

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS RELEASE AND THAT EMPLOYEE FULLY KNOWS, UNDERSTANDS, AND APPRECIATES ITS CONTENTS, AND THAT EMPLOYEE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND RELEASES PROVIDED FOR HEREIN VOLUNTARILY AND OF EMPLOYEE'S OWN FREE WILL.

        IN WITNESS WHEREOF, the parties have executed this RELEASE as of the date first set forth above.

Name
NEUSTAR, INC.
By:	Name: Title:

QuickLinks

NEUSTAR, INC. 2005 KEY EMPLOYEE SEVERANCE PAY PLAN INTRODUCTION
I. PURPOSE
II. DEFINITIONS
III. BENEFITS
IV. ADMINISTRATION OF THE PLAN
V. DETRIMENTAL ACTIVITIES
VI. AMENDMENT AND TERMINATION
VII. PARTICIPATING EMPLOYERS AND SUCCESSORS
VIII. MISCELLANEOUS
IX. CLAIMS PROCEDURE
RELEASE OF ALL CLAIMS AND ACKNOWLEDGMENT OF OBLIGATIONS